Exhibit 99.1

For Immediate Release

Summer Infant, Inc. Announces Second Quarter 2008 Results

•                  Reports substantial  double-digit sales and EBITDA growth in the second quarter of 2008

•                  Total revenues increased 82% year over year to $34.0 million

•                  Organic revenue  grew approximately 50% year over year

•                  EBITDA increased over 100% year over year to $3.7 million

•                  Completes the integration of Basic Comfort and Kiddopotamus , expanding breadth of offering and solidifying position in new categories

•                  Reaffirms pro forma 2008 revenue, EBITDA, and EPS guidance

Woonsocket, RI, August 7, 2008 – Summer Infant, Inc. (the “Company”) (Nasdaq: SUMR, SUMRW) today announced financial results for the second quarter and six months ended June 30, 2008.

Second Quarter 2008 Results

Net revenues for the second quarter of 2008 were $33.98 million, an 82% increase from $18.68 million in the second quarter of 2007.  Organic revenues, excluding the impact of the Basic Comfort acquisition, which closed on March 31, 2008, and the acquisition of Kiddopotamus, which closed on April 18, 2008, increased approximately 50% year over year.  This growth was driven by a variety of factors, including new product introductions, new customers in 2008, and continued growth in the Company’s core categories.

Gross profit for the second quarter of 2008 was $12.32 million, a 70% increase compared to $7.26 million in the second quarter of 2007.  Gross margin for the second quarter of 2008 was 36.2%, down from 38.9% in the second quarter of 2007, but up from 35.0% in the first quarter of 2008.  As expected, gross margins continued to be impacted by an increase in costs for products sourced from China and higher resin costs for products manufactured in the US.  These factors were offset by price increases, a reduction in product returns, and the change in mix as a result of the acquired businesses, all of which contributed to the increase in margins from the first quarter.

Selling, general and administrative (“SG&A”) expenses excluding depreciation and amortization, deal-related fees, and non-cash stock option expense for the second quarter of 2008 were $8.62 million, or 25.4% of net revenues, compared to $5.41 million, or 29.0% of net revenues, in the second quarter of 2007. The 360 basis point year-over-year decrease as a percentage of net revenues was primarily due to leveraging fixed costs on higher sales.

Operating income was $2.74 million in the second quarter of 2008, compared to $1.48 million in the second quarter of 2007.  EBITDA (defined herein as earnings before interest, taxes, depreciation and amortization, non-cash stock option expense and deal-related fees) increased 101% to $3.70 million for the second quarter of 2008 compared to the $1.85 million reported in the second quarter of 2007.  EBITDA margin in the second quarter of 2008 increased to 10.9% from 9.9% in the year-ago quarter, and increased from 9.2% in the first quarter of 2008, primarily due to leveraging fixed costs on higher sales.

Excluding deal-related fees, net income for the second quarter of 2008 was $1.46 million, or $0.10 per share, compared to $0.93 million, or $0.07 per share, in the second quarter of 2007.

“Summer Infant delivered another quarter of substantial growth in sales and profits, particularly given the challenges facing the broader retail sector,” commented Jason Macari, Chief Executive Officer of Summer Infant.  “We continued to gain sales momentum across all of our retail channels and core product lines.  In addition, we are very pleased to announce that we have completed the integration of Basic Comfort and Kiddopotamus into the Summer Infant platform.”

Mr. Macari continued, “Looking ahead, we continue to believe our strong performance at the retail level demonstrates the value and quality that our infant health, wellness, and safety products bring to our customers in a consumer sector that is relatively non-discretionary. We do expect raw material inflation, higher labor costs and devaluation of the US dollar in China to potentially pressure gross margins in the second half of the year. Nevertheless, the recent implementation of price increases, which commenced at the end of the second quarter, should offset some of the cost pressure in the marketplace.  While we are very pleased with our year-to-date financial results, we are maintaining our sales, EBITDA and EPS guidance at this time given the challenging macroeconomic environment and the uncertainty surrounding raw material prices.”

As of June 30, 2008, the Company had $37.6 million of net debt (total debt net of cash).  During the quarter, the Company’s net debt increased by $7.4 million.  This consisted of $10.0 million of new borrowings to fund the Kiddopotamus acquisition, net of $2.6 million of positive cash flow from operations.  On a trailing twelve-month basis, consolidated pro forma EBITDA totaled $13.9 million; the ratio of net debt to EBITDA is therefore 2.7 times as of June 30, 2008.  The majority of the debt matures in fiscal 2011.

Six Months Ended June 30, 2008 Results

For the six months ended June 30, 2008, net revenues were $62.41 million, an increase of 74% compared to $35.85 million for the first six months of 2007.   EBITDA (as defined herein above) for the six months ended June 30, 2008 was $6.31 million, or 10.1% of net revenues, an 80% increase from $3.50 million, or 9.8% of net revenues, during the first six months of 2007.

Pro Forma Results for the Six Months Ended June 30, 2008

Summer Infant is also presenting pro forma results for the first six months of 2008, which include the results of Basic Comfort and Kiddopotamus for the entire six-month period, in order to provide additional information to investors as to the relative impact of these companies on the overall Summer Infant business.  Note that these results reflect the performance of the companies prior to being acquired by Summer Infant, and therefore the results going forward could differ materially from these results.  For the six months ended June 30, 2008, the unaudited pro forma results of Summer Infant, including Basic Comfort and Kiddopotamus, were as follows: net revenues totaled $68.34 million; EBITDA (as defined herein above) totaled $7.30 million; and earnings per share totaled $0.19 per share excluding deal-related fees.

2008 Pro Forma Guidance

The company is reiterating its 2008 revenue, EBITDA and EPS guidance. The following guidance assumes that both the Basic Comfort acquisition, which closed on March 31, 2008, and the acquisition of Kiddopotamus, which closed on April 18, 2008, occurred on January 1, 2008, and therefore, is on a pro forma basis.  In addition, EBITDA and EPS guidance for 2008 also excludes deal-related fees.  The Company continues to expect net revenues for 2008 to be in the range of $129.0 to $133.0 million and

EBITDA (as defined herein above) for 2008 to be in the range of $13.8 to $14.4 million. The Company expects earnings per share for 2008 to be in the range of $0.37 to $0.40.  This outlook assumes stable currency exchange rates and raw material prices for the remainder of the fiscal year and, to the extent there are further changes in currency valuation or raw material prices, that the Company is successful in implementing future select price increases to its customers.

Summer Infant, Inc. will host a conference call today, Thursday, August 7, 2008 at 8:30 a.m. Eastern Time, to discuss financial results for its second quarter ended June 30, 2008.  This call is being web cast and can be accessed by visiting the Investor section of our website at www.summerinfant.com.  Investors may also listen to the call via telephone by dialing (913) 312-9303 (pass code 4991740). In addition, a telephone replay will be available by dialing (719) 457-0820 (pass code 4991740) through August 21, 2008, at 11:59 p.m. Eastern Time.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers.  The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers and related nursery, health and safety products, booster and potty seats, soft goods, bouncers, strollers, travel accessories, highchairs and swings.

Use of Non-GAAP Financial Information

This release includes presentations of EBITDA, which is defined herein as income before interest and taxes plus depreciation, amortization, deal-related fees and non-cash stock option expense.  The Company believes that the presentation of EBITDA provides useful information to investors as it indicates more clearly the ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due.  EBITDA is commonly used as a measure of leverage capacity, debt service ability and liquidity.  EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance.  EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of EBITDA and any other non-GAAP financial measures in its press releases of historical performance.  However, reconciliation for forward-looking EBITDA projections presented in this release is not being provided due to the number of variables in the projected range of EBITDA.  The EBITDA range in this release is calculated in accordance with the Company’s past practices. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Forward Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These forward-looking statements relate to information or assumptions about the acquisitions of Basic Comfort, Inc. and Kiddopotamus and Company, benefits and synergies of these transactions, future opportunities for the combined company and products and any other statements regarding the future expectations, beliefs, goals or prospects of the Company. These statements are accompanied by words such as “anticipate,”

“expect,” “project,” “will,” “believes,” “estimate” and similar expressions. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the costs associated with pursuing and integrating strategic acquisitions; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this presentation.

Contact:

Joe Driscoll

Chief Financial Officer

Summer Infant, Inc.

(401) 671-6922

or

Devlin Lander

Integrated Corporate Relations

(415) 292-6855

Summer Infant, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands of US dollars, except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net revenues	$33,982	$18,675	$62,407	$35,845
Cost of goods sold	21,665	11,415	40,154	22,022
Gross profit	12,317	7,260	22,253	13,823
Selling, general, and administrative expenses	8,615	5,414	15,942	10,321
Depreciation & amortization	654	325	1,125	630
Deal-related fees	214	—	214	—
Non-cash stock option expense	90	38	180	191
Income before interest	2,744	1,483	4,792	2,681
Interest income (expense)	(585)	20	(967)	84
Income before taxes	$2,159	$1,503	$3,825	$2,765
Provision for income taxes(1)	833	574	1,495	1,106
Net income	$1,326	$929	$2,330	$1,659

Earnings per share	$0.09	$0.07	$0.16	$0.12

Earnings per share, excluding deal-related fees	$0.10	$0.07	$0.17	$0.12

Shares used in fully diluted EPS	14,918,000	14,269,000	14,416,000	13,302,000

EBITDA Reconciliation:
Income before interest	2,744	1,483	4,792	2,681
Plus: depreciation & amortization	654	325	1,125	630
Plus: deal-related fees	214	—	214	—
Plus: non-cash stock option expense	90	38	180	191
EBITDA	$3,702	$1,846	$6,311	$3,502

Summer Infant, Inc.

Pro Forma Summary Statement of Operations

Including Results of the Acquired Companies (unaudited)

 (in thousands of US dollars, except for share and per share data)

Six Months Ended June 30, 2008

Net revenues	$68,336

Gross profit	$24,710

Net income, excluding deal-related fees	$2,927

EBITDA, excluding deal-related fees and non- cash stock option expense	$7,303

Earnings per share, excluding deal-related fees	$0.19

Shares used in fully diluted EPS	15,056,000

Note: the above presentation summarizes the year to date statement of operations for Summer Infant on a pro forma basis assuming that the acquisitions of Basic Comfort and Kiddopotamus occurred on January 1, 2008.  These unaudited results are being presented to give the reader additional information regarding these acquisitions and their relative impact on Summer Infant.

Summer Infant, Inc.

Consolidated Balance Sheet

(in thousands of US dollars)

	Unaudited June 30, 2008	Audited December 31, 2007

Cash and cash equivalents	$2,876	$1,771
Trade receivables	27,719	21,245
Inventory	26,868	19,327
Property and equipment, net	9,974	9,279
Goodwill and other intangibles	53,944	40,099
Other assets	1,731	1,504
Total assets	$123,112	$93,225

Current portion of long-term debt	$1,044	$17,856
Accounts payable, accrued expenses and other liabilities	22,326	18,122
Long term debt, less current portion	39,442	3,977
Total liabilities	62,812	39,955

Total stockholders equity	60,300	53,270
Total liabilities & stockholders equity	$123,112	$93,225

Note: the June 30, 2008 balance sheet includes the effects of the Basic Comfort and Kiddopotamus acquisitions, which occurred on March 31, 2008 and April 18, 2008, respectively.